UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENESTONE HEALTHCARE CORPORATION (Exact name of registrant as specified in its charter)
Colorado (State or other jurisdiction of incorporation or organization)	84-1227328 (I.R.S. Employer Identification No.)
Suite 300, 5734 Yonge Street North York, Ontario, Canada (Address of Principal Executive Offices)	M2M 4E7 (Zip Code)
2013 Stock Option Plan (Full title of the plan)
InCorp Services Inc., 36 South 18th Avenue, Suite D, Brighton, CO 80601 (Name and address of agent for service)
(416) 222-5501 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.01 par value	11,500,000 Shares	$0.29	$3,335,000	$454.89

(1)	This registration statement primarily covers Registrant’s common stock and common stock underlying Series B Preferred Stock issuable pursuant to Registrant’s 2013 Stock Option Plan. Series B Preferred Stock is convertible into Registrant’s common stock at a 1 to 10 ratio, subject to such conditions as the Company’s Board of Directors may specify from time to time.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported in the consolidated reporting system as of a specified date within five business days prior to the date of filing the registration statement.

_______________

Copies to:

Attn.: Sunny J. Barkats, Esq.

Andres Rueda, Esq.

18 East 41st Street, 19th Floor

New York, NY 10017

Tel (646) 502-7001

Fax (646) 607-5544

www.JSBarkats.com

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Section 10(a) Prospectus: Items 1 and 2, from this Part I, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus meet the information requirements with respect to information set forth on a prospectus pursuant to Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) as relevant for Form S-8.

Item 1. Plan Information.

(a)	General Plan Information.

Greenestone Healthcare Corporation (“we”, “us”, or the “Company”) will provide each participant (the “Participant”) with documents that contain information related to our 2013 Stock Option Plan (attached hereto as exhibit 1.1, hereinafter the “Stock Option Plan” or the “Plan”) and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

The purpose of the Plan is to secure for the Company and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to the Company or its subsidiaries, who are expected to contribute to the Company’s future growth and success. The Plan will be administered by the Board of Directors of the Company (the “Board of Directors” or the “Board”), whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

Participants may obtain additional information on the Stock Option Plan by contacting Shawn E. Leon, Chief Executive Officer, at:

Greenestone Healthcare Corporation

5734 Yonge Street, Suite 300

North York, Ontario, Canada M2M 4E7

Tel.: (416) 222-5501

(b)	Securities to be Offered.

Subject to certain adjustments, the maximum number of shares of the Company which may be issued and sold under the Plan is 5,000,000 Series B Preferred Stock. Series B Preferred Stock are convertible into the Company’s common stock at a 1 to 10 ratio, subject to such conditions as the Board may specify at its sole discretion. Series B Preferred Stock has no rights prior to such conversion.

(c)	Employees Who May Participate in Plan.

Awards under the Plan may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company.

(d)	Purchase of Securities Pursuant to the Plan and Payment for Securities Offered.

The purchase price per share of stock deliverable upon the exercise of an option granted under the Plan shall be determined by the Board of Directors, provided, however, that in the case of an incentive stock option for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (an “Incentive Stock Option”), the exercise price shall not be less than 100% of the fair market value of such stock, as determined by the Board of Directors, at the time of grant of such option, or less than 110% of such fair market value in the case of options granted to certain persons deemed to possess more than 10% of the total combined voting power of all classes of stock of the Company.

Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or, to the extent provided in the applicable option agreement, (i) by delivery to the Company of shares of the Company already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, (ii) by any other means (including, without limitation, by delivery of a promissory note of the optionee payable on such terms as are specified by the Board of Directors) which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations, or (iii) by any combination of such methods of payment. The Board of Directors will determine the fair market value of any shares of the Company’s common stock or other non-cash consideration delivered upon exercise of an option granted under the Plan.

Any securities awarded shall be issued by the Company directly to the Participant and shall not be purchased in the open market.

(e)	Resale Restrictions.

Prior to their conversion into the Company’s common stock, the Series B Preferred Stock are restricted securities and are accordingly subject to resale, distribution, and transfer restrictions under applicable law, including, inter alia, those imposed by the Securities Act.

Each option granted under the Plan will be subject to the requirement that if, at any time, counsel to the Company determines that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary in connection with the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition has been obtained on conditions acceptable to the Board of Directors. The Plan does not require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

(f)	Tax Effects of Plan Participation.

The Participant alone will bear any tax consequences arising from the grant, or vesting or exercise of any award under the Plan, from the payment for shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, or the Participant). The Company may deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Participant may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of the Company otherwise issuable pursuant to the exercise of an option, or (ii) by delivering to the Company shares of the Company already owned by the optionee. The shares so delivered or withheld will have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation will be determined by the Company as of the date that the amount of tax to be withheld is to be determined.

The receipt of an award under the Plan and/or the acquisition of shares issued upon the exercise of options or rights granted under the Plan may result in tax consequences. The description of tax consequences set forth in the Plan or herein does not purport to be complete, up to date or to take into account any special circumstances relating to a given Participant. Participants are accordingly advised to consult their own tax advisers as to those circumstances.

(g)	Investment of Funds.

N/A

(h)	Withdrawal from the Plan; assighment of Interest.

Subject to the provisions of the Plan, the Board of Directors will determine the period of time during which a Participant may exercise an option following (i) the termination of the Participant’s employment or other relationship with the Company, or (ii) the death or disability of the Participant. Such periods will generally be set forth in the agreement evidencing such option.

In addition, no Incentive Stock Option may be exercised unless, at the time of such exercise, the Participant is, and has been continuously since the date of grant of his or her option, employed by the Company, except that an Incentive Stock Option may be exercised within the period of three months after the date the Participant ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement). In the event that the agreement with respect to such option designates a longer exercise period, the exercise after such three-month period will be treated as the exercise of a non-statutory option under the Plan. If the Participant dies while in the employ of the Company, or within three months after the Participant ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable option agreement). If the Participant becomes disabled while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one year after the date the Participant ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

Options granted under the Plan are generally nontransferable and may not be assigned. Except as the Board of Directors may otherwise determine or provide in an option or other agreement, options accordingly are not be assignable or transferable by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, may be exercisable only by the Participant, except in limited circumstances.

(i)	Forfeitures and Penalties.

As described in subsection (h) above, the Board of Directors will determine the period of time during which a Participant may exercise an option following (i) the termination of the Participant’s employment or other relationship with the Company, or (ii) the death or disability of the Participant. Such periods generally will be set forth in the agreement evidencing such option.

(j)	Charges and Deductions and Liens Therefor.

The Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. As described above in subsection (f) above, the Company accordingly may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to awards granted under the Plan and the exercise thereof. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

Except as stated above, there are no provisions under the Plan which grants any person the right to have or create a lien on any funds, securities or other property held under the Plan.

Item 2. Registrant’s Information and Employee Plan Annual Information.

We will provide to each Participant a written statement advising them of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting:

Shawn E. Leon

Greenestone Healthcare Corporation

5734 Yonge Street, Suite 300

North York, Ontario, Canada M2M 4E7

Tel.: (416) 222-5501

INFORMATION REQUIRED BY PART I TO BE CONTAINED IN A SECTION 10(a) PROSPECTUS IS OMITTED FROM THE REGISTRATION STATEMENT IN ACCORDANCE WITH RULE 428 UNDER THE SECURITIES ACT OF 1933, AND NOTE TO PART I OF FORM S-8.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents (the “Incorporated Documents”) filed by the Company with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on April 2, 2012.
(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed with the Commission on November 15, 2012.
(3)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the Commission on August 15, 2012.
(4)	Current Report on Form 8-K, filed with the Commission on July 3, 2012.
(5)	Current Report on Form 8-K, filed with the Commission on June 19, 2012.
(6)	Current Report on Form 8-K filed with the Commission on May 18, 2012.
(8)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the Commission on May 15, 2012.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

This S-8 Registration Statement primarily pertains to the Company’s common stock and Series B Preferred Stock. Series B Preferred Stock is convertible into Common Stock at a 1 to 10 ratio, subject to such conditions as the Company’s Board of Directors from time to time may specify at its sole discretion. Series B Preferred Stock has no rights prior to such conversion. This S-8 Registration Statement also pertains to 1,500,000 shares of common stock, par value $0.01 per share, issued by the Company to Sunny J. Barkats, an attorney affiliated with JS Barkats, PLLC, the Company’s legal counsel, as consideration for services rendered.

Item 5. Interests of Named Experts and Counsel.

JS Barkats, PLLC prepared this S-8 Registration Statement and is the Company’s primary legal counsel with respect to corporate and securities matters. Sunny Barkats, an attorney with JS Barkats, PLLC will receive an aggregate of 1,500,000 shares of the Company’s common stock under this Registration Statement as compensation for such legal services and counsel.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Colorado Business Corporations Act and our Company’s By Laws.

Pursuant to the By Laws, the Company may indemnify (if so determined by the Company’s Board of Directors or, in certain instances, by a court of law) a director or former director of the Company against liability (including attorney fees) incurred in any Company-related judicial or other proceeding. Such director must have conducted himself in good faith and must have reasonably believed, in acting in his official capacity as a director of the Company, that his conduct was in the Company’s best interests, or, when acting in any other capacity, not opposed to the Company’s best interests. In addition, in the case of criminal proceedings, the director must have had no reasonable cause to believe that his conduct was unlawful.

The Company may however be required to indemnify (against reasonable expenses, including attorney fees) a director or former director of the Company who was wholly successful, on the merits or otherwise, in defense of any Company-related proceeding to which he was a party. Officers of the Company may also be entitled to such mandatory indemnification.

The By Laws do not permit the Company to indemnify a director or former director of the Company in certain instances. Thus, the Company may not indemnify a director in respect of a proceeding brought by or on behalf of the Company where the director was determined to have been liable. In addition, the Company may not indemnify a director where that director has been found to have been liable in improperly receiving a personal benefit from the Company.

The Company may advance reasonable expenses to persons who may be entitled to mandatory or voluntary indemnification from the Company subject to certain restrictions, including an undertaking by the person requesting indemnification to repay the advance if the person is ultimately determined not be entitled to such indemnification.

The Company, by resolution of its Board of Directors or its shareholders, may also indemnify an officer, employee or agent of the Company (and advance indemnification expenses to such person) to a greater extent than provided in the By Laws, or if contractually required to do so.

From time to time, the Company may purchase and maintain insurance on behalf of an individual performing functions on the Company’s behalf against liabilities asserted against such person in relation to such functions, whether or not the Company would otherwise have the power to indemnify such person under the Company’s By Laws. The Company currently has not purchased and does not maintain any such policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of JSBarkats, PLLC regarding the validity of the securities; consent to use
23.1	Consent of Jarvis Ryan Associates, Independent Registered Public Accounting Firm
99.1	2013 Stock Option Plan

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in North York, Ontario, Canada, on April 1, 2013.

Greenestone Healthcare Corporation
By:	/s/ Shawn E. Leon
Shawn E. Leon Chief Executive Officer and Director
By:	/s/ Dr. Luke Fazio
Dr. Luke Fazio Director
By:	/s/ Michael Howlett
Michael Howlett Director
By:	/s/ Ken Lorimer
Ken Lorimer Chief Financial Officer

 POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shawn E. Leon as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Shawn E. Leon	April 1, 2013
Shawn E. Leon Chief Executive Officer and Director
By:	/s/ Dr. Luke Fazio	April 1, 2013
Dr. Luke Fazio Director
By:	/s/ Michael Howlett	April 1, 2013
Michael Howlett Director
By:	/s/ Ken Lorimer	April 1, 2013
Ken Lorimer Chief Financial Officer

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